Exhibit 99.1

Pennymac Announces Organizational Changes

Westlake Village, CA, March 9, 2023 – PennyMac Financial Services, Inc. (NYSE: PFSI) and PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Vandy Fartaj is stepping down from his position as Senior Managing Director and Chief Investment Officer of both PFSI and PMT, in order to pursue other interests.

“Vandy has been with Pennymac for nearly 15 years and I am thankful for his long tenure, tireless efforts and the numerous contributions he has made throughout our history, including helping us pioneer lender credit risk transfer transactions and the first mortgage servicing rights securitizations,” said Chairman and Chief Executive Officer David Spector.

William Chang has been appointed to the role of Senior Managing Director and Chief Capital Markets Officer for PFSI and Senior Managing Director and Chief Investment Officer for PMT. Mr. Chang joined Pennymac more than 10 years ago and has a successful track record in various management positions across the company, including in corporate finance, business development, investor relations, and capital markets. Most recently Mr. Chang served as Deputy Chief Investment Officer for both PFSI and PMT. Prior to joining Pennymac, Mr. Chang served in the Mergers & Acquisitions Group at Credit Suisse for over a decade, where he advised boards of directors and management teams on more than $100 billion of public and private transactions across a range of industries. He earned a B.A. in Political Economy from Williams College.

“I am excited for Will to step in as Chief Capital Markets Officer and Chief Investment Officer,” said Mr. Spector. “I am confident that his leadership and vast experience in the capital markets and knowledge of the investment landscape will contribute to our future success, positioning the companies extraordinarily well as the mortgage market continues to evolve and new investment opportunities emerge.”

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 4,000 people across the country. In 2022, PennyMac Financial’s production of newly originated loans totaled $109 billion in unpaid principal balance, making it the third largest mortgage lender in the nation. As of December 31, 2022, PennyMac Financial serviced loans totaling $552 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation. Additional information about PennyMac Financial Services, Inc. is available at pfsi.pennymac.com.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
805.395.9943	PFSI_IR@pennymac.com
investorrelations@pennymac.com
818.224.7028